Exhibit 11.1 Statement Re: Computation of Net Loss Per Share and Pro Forma Net Loss Per Share


                                                                         Three Months
                                                                        Ended March 31,
                                                              ---------------------------------
                                                                 1997                  1996
                                                              -----------           -----------

Weighted average common shares
    outstanding                                                10,432,475               474,115

Effect of convertible preferred stock
    converted at date of issuance                                       -             7,531,157

 Effect of common equivalent shares issued
    by the Company during the twelve
    month period immediately preceding
    the Company's initial public offering in
    June 1996, as if they were outstanding
    for all periods presented prior to
    June 30, 1996 (using the treasury stock                             -               190,331
    method)
                                                              -----------           -----------

Shares used in computing net loss per
    share and pro forma net loss per share                     10,432,475             8,195,603

Net loss                                                      $(2,695,313)          $(2,361,260)

Net loss per share and pro forma net loss
    per share                                                 $     (0.26)          $     (0.29)


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